patient safety technologies, inc.
Company Contact: William Horne 951.587.6201		27555 Ynez Road, Suite No 330 Temecula, CA 92591 951.587.6201 tel 951.587.6237 fax patientsafetytechnologies.com

Patient Safety Technologies Closes on $1.59 Million in Equity Financing

Monday, October 22, 2007, 9:00 am ET

TEMECULA, Calif., October 22, 2007 -- Patient Safety Technologies, Inc. (PST) (OTC:PSTX.OB) announced today that it has closed on $1.59 million in equity financing in a first closing of a private placement. The proceeds will go towards further capitalizing SurgiCount Medical in its efforts to gain market share. Investors in the first closing of the private placement purchased 1,272,000 shares of the Company’s common stock at a price of $1.25 per share and received a 5-year warrant to purchase an additional 763,200 shares of the Company’s common stock at an exercise price of $1.40 per share. The investors paid $1.5 million in cash and agreed to extinguish $90,000 in existing debt owed to them by PST. Pursuant to the terms of the private placement, the Company may sell up to an aggregate of $3.0 million worth of common stock and warrants by no later than November 16, 2007. PST has agreed to register for resale the shares of common stock sold in the offering and issuable under the warrants.

“This round of financing comes at a time when pressure from both industry and regulatory organizations has brought increased attention to the need for greater patient safety by hospitals. To that point, on October 18, 2007, The New England Journal of Medicine published an article discussing significant changes in hospital reimbursement by the Centers for Medicare and Medicaid Services (“CMS”). Effective October 1, 2008, Medicare at the direction of the Bush Administration, will no longer cover costs associated with the treatment of serious preventable events, such as a sponge or another object left in a patient during surgery. Private insurers are currently considering making similar changes. Furthermore, hospitals are experiencing increased pressure from accreditation organizations to eliminate these preventable types of medical errors. We intend to use a portion of the proceeds from this financing to satisfy the increase in interest that we are experiencing as a result of these recent environmental changes as well as an overall increased awareness of SurgiCount and its Safety-Sponge™ System,” said Bill Adams, PST’s President and SurgiCount’s CEO.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About SurgiCount Medical, Inc.

SurgiCount Medical, Inc. is a developer and manufacturer of patient safety products and services. The SurgiCount Safety-Sponge™ System is a patented turn-key array of modified surgical sponges, line-of-sight scanning SurgiCounters, PrintPAD printers, and desktop database software integrated together to form a comprehensive counting and documentation system. The Safety-Sponge System works much like a grocery store checkout process: Every surgical sponge and towel is affixed with a unique inseparable two-dimensional data matrix bar code and used with a SurgiCounter to scan and record the sponges during the initial and final counts. Because each sponge is identified with a unique code, a SurgiCounter will not allow the same sponge to be accidentally counted more than one time. When counts have been completed at the end of a procedure, the system will produce a printed report, or export the report to a hospital’s paperless system. The Safety-Sponge System is the only FDA 510k approved computer assisted sponge counting system. For more information, please contact SurgiCount at (951) 587-6201, or visit www.surgicountmedical.com.

About Patient Safety Technologies

Patient Safety Technologies, Inc. focuses on the acquisition of controlling interests in companies and the research and development of products and services in the health care and medical products field, particularly the patient safety markets. Its wholly-owned subsidiary, SurgiCount Medical, Inc., is a developer and manufacturer of patient safety products and services.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Patient Safety Technologies intends, plans, expects, should, believes, anticipates or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and Patient Safety Technologies does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Patient Safety Technologies, Inc.
William Horne, 951-587-6201